Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. (333-159284, 33-51603, 333-27437, 333-63659, 333-101792, and 333-110961) on Form S-8 and in Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 to Registration Statement No. 333-159284 of our report dated November 18, 2010, with respect to the statement of net assets available for benefits of the RadioShack Puerto Rico 1165(e) Plan as of June 30, 2010, the related statement of changes in net assets available for benefits for the period of November 1, 2009 through June 30, 2010, and the related supplemental schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of June 30, 2010, which report appears in the June 30, 2010 annual report on Form 11-K of the RadioShack Puerto Rico 1165(e) Plan.

/s/ Whitley Penn LLP

Fort Worth, Texas
November 18, 2010